Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hawaiian Electric Industries, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedules and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports refer to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, in 2008 and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007.
/s/ KPMG LLP
Honolulu, Hawaii
May 5, 2009